SandRidge Energy, Inc. Announces Acquisition of Piñon Gathering Company, LLC

OKLAHOMA CITY, Oct. 5, 2015 /PRNewswire/ — SandRidge Energy, Inc. (the “Company”) (NYSE: SD) today announced that it has entered into an agreement to acquire the Piñon Gathering Company, LLC from EIG Global Energy Partners for $48 million cash and $78 million of its 8.75% Senior Secured Notes due 2020. The Piñon Gathering Company, LLC owns approximately 370 miles of gathering lines supporting the natural gas and CO2 production from the Company’s Piñon field in West Texas. As a result of the transaction, the Company will eliminate minimum volume commitment payments of approximately $40 million per year, forecasted to continue until 2021 and additional contractual fees thereafter, as well as secure a strategic asset supporting its West Texas natural gas production.

James Bennett, President and CEO, commented, “We are pleased to announce the repurchase of our West Texas Piñon gas gathering infrastructure. By eliminating payments related to contractual volume commitments, this transaction will immediately increase annual EBITDA by approximately $40 million by lowering our overall lease operating and gathering expense. This transaction is also consistent with our stated goals of reducing existing contractual liabilities related to legacy operations.”

The transaction is anticipated to close in the fourth quarter of 2015, subject to the expiration or termination of the applicable waiting period under the Hart Scott Rodino Act.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the Mid-Continent region of the United States. In addition, SandRidge owns and operates a saltwater gathering and disposal system and a drilling rig and related oil field services business.

CONTACT:

Duane Grubert

EVP – Investor Relations & Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515